EXHIBIT 99.1

FOR IMMEDIATE RELEASE NEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES SALE OF TRACE REGIONAL HOSPITAL REAL ESTATE

Atlanta, GA (October 10, 2024) – – SunLink Health Systems, Inc. (NYSE:AMERICAN: SSY) today announced that its subsidiary, Southern Health Corporation of Houston, Inc., and an affiliate, have completed the sale of the hospital building and related real estate of its formerly operated Trace Regional Hospital in Houston, Mississippi for approximately $2,000,000. The company said the net proceeds of approximately $1,932,000 will be retained for working capital and general corporate purposes. The company expects to recognize a pre-tax loss on the sale of approximately $91,000 in its second fiscal quarter ending December 31, 2024.

SunLink noted that the sale is intended to further its strategy of positioning itself for the possibility of an extraordinary transaction. The company is seeking to identify a strategic transaction which it believes would offer its shareholders a reasonable opportunity for future appreciation in the value of their shares at what the Board and management believe is an acceptable level of risk.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare businesses in the Southeast. Each of the Company’s healthcare businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2024 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.